EXHIBIT 99.1

Oxford First Quarter Earnings Exceed Outlook

--Top-line Growth Fueled by Lilly Pulitzer and Tommy Bahama--

--First Quarter Adjusted EPS of $0.94 and GAAP EPS of $0.91 Exceed Guidance and Prior Year--

--Reaffirms Full Year Adjusted EPS Guidance of $3.00 - $3.15 and GAAP EPS of $2.88 - $3.03--

ATLANTA, June 10, 2014 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2014 first quarter ended May 3, 2014. Consolidated net sales increased 10% to $257.6 million compared to $234.2 million in the first quarter of fiscal 2013. On an adjusted basis, earnings grew 15% to $0.94 per share in the first quarter of fiscal 2014 compared to $0.82 in the first quarter of fiscal 2013. On a GAAP basis, earnings grew to $0.91 per share in the first quarter of fiscal 2014 compared to $0.82 in the same period of the prior year. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President, commented, "We were quite pleased with our first quarter results. In particular, Lilly Pulitzer's remarkable performance has continued with product assortments and a marketing campaign that are clearly resonating with consumers. Tommy Bahama, while impacted by lower traffic early in the quarter, saw a nice rebound in April and ultimately delivered a solid quarter in a very challenging market."

Mr. Chubb concluded, "Investment in the expansion of these great brands, Tommy Bahama and Lilly Pulitzer, remains our key strategic focus. At the same time, we continue to look to Lanier Clothes for strong cash flow and believe Ben Sherman is properly positioned to deliver improved results during the remainder of the year. We are confident that, as we execute our plans in each business, we will drive outstanding value to our shareholders."

Operating Results

Tommy Bahama Tommy Bahama delivered a 5% year-over-year net sales increase to $158.4 million in the first quarter of fiscal 2014. The increased sales were primarily due to the operation of additional stores and the 2013 acquisition of the Tommy Bahama Canadian business, partially offset by a 1% decrease in comparable store sales and weakness in the outlet store business.  While comparable store sales were negative in February and March, April comparable store sales were positive as traffic improved.  At the end of the first quarter of fiscal 2014, Tommy Bahama operated 141 stores including 91 full-price stores, 14 restaurant-retail locations and 36 outlets. This compares to 121 stores at the end of the first quarter of fiscal 2013.

Tommy Bahama's adjusted operating income for the first quarter of fiscal 2014 was $20.3 million compared to $21.4 million in the first quarter of fiscal 2013. The decrease resulted primarily from increased SG&A, a slight decrease in gross margin and the modest comparable store sales decrease. On a GAAP basis, Tommy Bahama's operating income for the first quarter of fiscal 2014 was $19.9 million compared to $21.4 million in the first quarter of fiscal 2013.

Lilly Pulitzer  Lilly Pulitzer's net sales in the first quarter of fiscal 2014 rose 28% to $50.4 million, with strength across multiple product categories and increases in all channels of distribution, including a comparable store sales increase of 34%. As of May 3, 2014, Lilly Pulitzer operated 26 retail stores, including three stores opened during the first quarter of fiscal 2014, compared to 21 retail stores as of May 4, 2013.

Lilly Pulitzer's adjusted operating income in the first quarter of fiscal 2014 increased 34% to $14.9 million driven by increased sales and an increase in gross margin. On a GAAP basis, operating income in the first quarter of fiscal 2014 was $14.8 million compared to $11.0 million in the same period of the prior year.

Lanier Clothes  Net sales in the first quarter of fiscal 2014 increased to $28.7 million from $27.3 million in the first quarter of fiscal 2013. Operating income for the quarter was $2.7 million compared to $2.5 million in the first quarter of fiscal 2013.

Ben Sherman  For the first quarter of fiscal 2014, which is historically Ben Sherman's smallest quarter, net sales were $15.1 million compared to $12.2 million in the first quarter of fiscal 2013. The sales growth was primarily due to the liquidation of certain aged inventory, the impact of foreign currency translation, and the improved performance of its retail stores and concessions in the U.K. and Europe. The operating loss for the first quarter of fiscal 2014 improved slightly to $4.7 million compared to $4.8 million in the prior year period, despite a $0.3 million unfavorable impact of foreign currency translation.

Corporate and Other  For the first quarter of fiscal 2014, Corporate and Other reported an adjusted operating loss of $4.1 million, comparable to an adjusted operating loss of $4.0 million in the first quarter of fiscal 2013. On a GAAP basis, Corporate and Other reported a loss of $4.3 million in the first quarter of fiscal 2014 compared to a loss of $4.0 million in the same period of the prior year.

Consolidated Operating Results

Net Sales   For the first quarter of fiscal 2014, consolidated net sales grew by 10% to $257.6 million compared to $234.2 million in the first quarter of fiscal 2013, reflecting increases in all operating groups.

Gross Margin and Gross Profit   For the first quarter of fiscal 2014, consolidated gross margin of 57.2% was comparable with the prior year period. Gross profit for the first quarter of fiscal 2014 increased to $147.3 million from $134.1 million in the first quarter of fiscal 2013.

SG&A   For the first quarter of fiscal 2014, SG&A was $123.2 million, or 47.8% of net sales, compared to $113.0 million, or 48.3% of net sales, in the first quarter of fiscal 2013. The increase in SG&A was primarily due to incremental costs associated with operating additional retail stores, investments in infrastructure and systems, and increased compensation expense.

Royalties and Other Income   Royalties and other income were $4.4 million in the first quarter of fiscal 2014 compared to $5.1 million the first quarter of fiscal 2013. The prior year included $0.4 million of royalty income from Tommy Bahama's Canadian licensed business, which was acquired by the Company in the second quarter of fiscal 2013.

Operating Income   For the first quarter of fiscal 2014, consolidated operating income increased 9% to $28.5 million compared to $26.1 million in the first quarter of fiscal 2013.

Interest Expense   For the first quarter of fiscal 2014, interest expense was $1.1 million compared to $0.9 million in the first quarter of fiscal 2013.

Income Taxes   The effective tax rate for the first quarter of fiscal 2014 was 45.4% compared to 45.8% in the first quarter of fiscal 2013.  The rate in both periods was unfavorably impacted by the Company's inability to recognize a tax benefit for losses in foreign jurisdictions.

Balance Sheet & Liquidity

The Company increased inventory to $128.3 million at May 3, 2014 from $95.8 million at the end of the first quarter of fiscal 2013.  Inventory levels were higher primarily to support anticipated sales growth, particularly within the direct to consumer business, and the earlier receipt of shipments from suppliers.

As of May 3, 2014, the Company had $142.0 million of borrowings outstanding and $94.9 million of unused availability under its U.S. and U.K revolving credit facilities.

The Company's anticipated capital expenditures for fiscal 2014, including $6.7 million incurred during the first quarter, are expected to be approximately $55 million. These expenditures are expected to consist primarily of costs associated with both new retail and remodeled retail stores and restaurants. The Company will also continue to invest in information technology and e-commerce capabilities and make certain enhancements to its facilities.

Outlook for Second Quarter and Fiscal Year 2014

The Company initiated its guidance for the second quarter, ending on August 2, 2014. The Company expects net sales in a range from $245 to $255 million compared to net sales of $235.0 million in the second quarter of fiscal 2013. Adjusted earnings per share are expected to be in a range of $0.85 to $0.95 and GAAP earnings per share are expected to be in a range of $0.82 - $0.92. This compares with second quarter fiscal 2013 adjusted earnings per share of $1.01 and GAAP earnings per share of $0.96.

The expected year-over-year decrease in earnings in the second quarter is primarily due to anticipated lower levels of wholesale replenishment and re-orders due to market softness in the spring selling season, higher promotional activity in the Tommy Bahama outlet business and higher compensation expense. Additionally, the effective tax rate for the second quarter of fiscal 2014 is expected to be approximately 43% compared to 40.7% in the prior year period. In the second quarter of fiscal 2013, the Company's tax rate reflected a $0.6 million favorable impact of a reduction in the enacted tax rate in the U.K.

For fiscal 2014, the Company continues to expect net sales in the $980 million to $1 billion range and adjusted earnings per share in a range of $3.00 to $3.15. On a GAAP basis, the Company continues to expect earnings per share in a range of $2.88 to $3.03. This compares with fiscal 2013 earnings per share of $2.81 on an adjusted basis and $2.75 on a GAAP basis. The effective tax rate for fiscal 2014 is expected to be approximately 42.5% compared to 43.7% in fiscal 2013.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 24, 2014. To access the telephone replay, participants should dial 858-384-5517. The access code for the replay is 1966712. A replay of the web cast will also be available following the teleconference on the Company's website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Billy London® and Arnold Brant®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, Internet retailers, and warehouse clubs. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2014 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	May 3, 2014	May 4, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 8,568	$ 28,325
Receivables, net	89,642	82,196
Inventories, net	128,259	95,798
Prepaid expenses, net	23,206	21,508
Deferred tax assets	21,803	20,686
Total current assets	271,478	248,513
Property and equipment, net	139,779	135,613
Intangible assets, net	173,199	163,813
Goodwill	17,440	17,267
Other non-current assets, net	24,649	23,209
Total Assets	$ 626,545	$ 588,415
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 55,204	$ 49,862
Accrued compensation	17,327	14,651
Income tax payable	11,437	—
Other accrued expenses and liabilities	31,641	27,921
Contingent consideration	12,294	—
Short-term debt	3,382	5,825
Total current liabilities	131,285	98,259
Long-term debt	138,601	159,294
Non-current contingent consideration	—	14,519
Other non-current liabilities	50,837	46,340
Non-current deferred income taxes	33,581	35,498
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,455	16,387
Additional paid-in capital	114,802	111,882
Retained earnings	164,849	131,120
Accumulated other comprehensive loss	(23,865)	(24,884)
Total shareholders' equity	272,241	234,505
Total Liabilities and Shareholders' Equity	$ 626,545	$ 588,415

Oxford Industries, Inc.
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	First Quarter Fiscal 2014	First Quarter Fiscal 2013
Net sales	$ 257,649	$ 234,203
Cost of goods sold	110,321	100,128
Gross profit	147,328	134,075
SG&A	123,231	113,025
Change in fair value of contingent consideration	69	69
Royalties and other operating income	4,441	5,080
Operating income	28,469	26,061
Interest expense, net	1,073	936
Net earnings before income taxes	27,396	25,125
Income taxes	12,427	11,502
Net earnings	$ 14,969	$ 13,623
Net earnings per share:
Basic	$ 0.91	$ 0.82
Diluted	$ 0.91	$ 0.82
Weighted average shares outstanding:
Basic	16,418	16,586
Diluted	16,450	16,611
Dividends declared per share	$ 0.21	$ 0.18

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	First Quarter Fiscal 2014	First Quarter Fiscal 2013
Cash Flows From Operating Activities:
Net earnings	$ 14,969	$ 13,623
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	8,512	7,015
Amortization of intangible assets	624	211
Change in fair value of contingent consideration	69	69
Amortization of deferred financing costs	108	108
Equity compensation expense	595	782
Deferred income taxes	(647)	3,443
Excess tax benefits related to equity-based compensation	—	(5,994)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(14,125)	(19,707)
Inventories, net	15,853	13,600
Prepaid expenses, net	(171)	(2,002)
Current liabilities	(12,140)	(17,376)
Other non-current assets, net	(380)	(124)
Other non-current liabilities	(716)	1,772
Net cash provided by (used in) operating activities	12,551	(4,580)
Cash Flows From Investing Activities:
Purchases of property and equipment	(6,704)	(13,860)
Net cash used in investing activities	(6,704)	(13,860)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(85,099)	(67,428)
Proceeds from revolving credit arrangements	85,407	116,171
Payment of contingent consideration amounts earned	(2,500)	—
Proceeds from issuance of common stock, including excess tax benefits	228	6,214
Repurchase of equity awards for employee tax withholding liabilities	—	(12,637)
Dividends paid	(3,463)	(3,024)
Net cash (used in) provided by financing activities	(5,427)	39,296
Net change in cash and cash equivalents	420	20,856
Effect of foreign currency translation on cash and cash equivalents	(335)	(48)
Cash and cash equivalents at the beginning of year	8,483	7,517
Cash and cash equivalents at the end of the period	$ 8,568	$ 28,325
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$ 969	$ 860
Cash paid for income taxes	$ 8,112	$ 1,113

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	First Quarter Fiscal 2014	First Quarter Fiscal 2013
Net sales
Tommy Bahama	$ 158,359	$ 150,426
Lilly Pulitzer	50,371	39,449
Lanier Clothes	28,746	27,260
Ben Sherman	15,083	12,236
Corporate and Other	5,090	4,832
Total net sales	$ 257,649	$ 234,203

Operating income (loss)
Tommy Bahama	$ 19,862	$ 21,381
Lilly Pulitzer	14,800	11,033
Lanier Clothes	2,738	2,461
Ben Sherman	(4,675)	(4,824)
Corporate and Other	(4,256)	(3,990)
Total operating income	$ 28,469	$ 26,061

Reconciliation of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.
	First Quarter Fiscal 2014	First Quarter Fiscal 2013
As reported
Net sales	$ 257,649	$ 234,203
Gross profit	$ 147,328	$ 134,075
Gross margin (1)	57.2%	57.2%
SG&A	$ 123,231	$ 113,025
SG&A as percentage of net sales	47.8%	48.3%
Operating income	$ 28,469	$ 26,061
Operating margin (2)	11.0%	11.1%
Earnings before income taxes	$ 27,396	$ 25,125
Net earnings	$ 14,969	$ 13,623
Diluted net earnings per share	$ 0.91	$ 0.82
Weighted average shares outstanding - diluted	16,450	16,611
Increase (decrease) in operating results
LIFO accounting adjustments (3)	$ 121	$ 28
Amortization of Canadian intangible assets (4)	$ 443	$ —
Change in fair value of contingent consideration (5)	$ 69	$ 69
Impact of income taxes on adjustments above (6)	$ (73)	$ (45)
Adjustment to net earnings	$ 560	$ 52
As adjusted
Gross profit	$ 147,449	$ 134,103
Gross margin (1)	57.2%	57.3%
SG&A	$ 122,788	$ 113,025
SG&A as percentage of net sales	47.7%	48.3%
Operating income	$ 29,102	$ 26,158
Operating margin (2)	11.3%	11.2%
Earnings before income taxes	$ 28,029	$ 25,222
Net earnings	$ 15,529	$ 13,675
Diluted net earnings per share	$ 0.94	$ 0.82

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.
(4) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations.
(5) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.
(6) Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Operating Income (Loss) in Accordance with GAAP to Operating Income (Loss), as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	First Quarter Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)
Tommy Bahama	$ 19,862	$ —	$ 443	$ —	$ 20,305
Lilly Pulitzer	14,800	—	—	69	14,869
Lanier Clothes	2,738	—	—	—	2,738
Ben Sherman	(4,675)	—	—	—	(4,675)
Corporate and Other	(4,256)	121	—	—	(4,135)
Total	$ 28,469	$ 121	$ 443	$ 69	$ 29,102

	First Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(3)
Tommy Bahama	$ 21,381	$ —	$ —	$ 21,381
Lilly Pulitzer	11,033	—	69	11,102
Lanier Clothes	2,461	—	—	2,461
Ben Sherman	(4,824)	—	—	(4,824)
Corporate and Other	(3,990)	28	—	(3,962)
Total	$ 26,061	$ 28	$ 69	$ 26,158

(1) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period.
(2) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(3) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

Reconciliation of Net Earnings per Diluted Share Presented in Accordance with GAAP to Net Earnings per Diluted Share, as Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	First Quarter Fiscal 2014	First Quarter Fiscal 2014	First Quarter Fiscal 2013
	Actual	Guidance (1)	Actual
Net earnings per diluted share:
GAAP basis	$ 0.91	$0.77 - $0.87	$ 0.82
LIFO accounting adjustments (2)	—	—	—
Amortization of Canadian intangible assets (3)	0.03	0.03	—
Change in fair value of contingent consideration (4)	—	—	—
As adjusted	$ 0.94	$0.80 - $0.90	$ 0.82

	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
	Guidance (5)	Actual	Guidance (5)	Actual
Net earnings per diluted share:
GAAP basis	$0.82 - $0.92	$ 0.96	$2.88 - $3.03	$ 2.75
LIFO accounting adjustments (2)	—	0.01	—	—
Inventory step-up (6)	—	0.01	—	0.04
Amortization of Canadian intangible assets (3)	0.03	0.02	0.11	0.08
Change in fair value of contingent consideration (4)	—	—	0.01	0.01
Gain on sale of property (7)	—	—	—	(0.06)
As adjusted	$0.85 - $0.95	$ 1.01	$3.00 - $3.15	$ 2.81

(1) Guidance as issued on March 27, 2014.
(2) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Currently, the Company anticipates approximately $1.8 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in Fiscal 2014.
(4) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.3 million of such charges in Fiscal 2014.
(5) Guidance as issued on June 10, 2014.
(6) Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such charges related to the Tommy Bahama Canada acquisition in future periods.
(7) Gain on sale of property reflects the impact, net of income taxes, on net earnings per diluted share resulting from the gain on the sale of the former corporate headquarters in Atlanta, Georgia.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com